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                                                                      Exhibit 21

                    LIST OF SUBSIDIARIES OF REGISTRANT

                    Altris Group, Ltd.

                    Altris International, Ltd

                    Optigraphics Corporation, a California corporation

                    Optigraphics International Corporation, a California corporation (a subsidiary of Optigraphics Corporation)

                    Alphamation Incorporated, a California corporation